Exhibit 10.2
DEFERRED COMPENSATION PLAN
OF THE
FEDERAL HOME LOAN BANK OF DALLAS
FOR DEFERRALS EFFECTIVE ON JANUARY 1, 2005
The Deferred Compensation Plan of the Federal Home Loan Bank of Dallas for Deferrals Effective January 1, 2005 (the “Plan”) is hereby adopted effective January 1, 2005. All Participants’ deferrals which were made prior to January 1, 2005 will continue to be governed by the provisions of the original Deferred Compensation Plan of the Federal Home Loan Bank of Dallas plan document and the previously adopted Amendments #1 and #2 thereto and the plan document as last amended July 24, 2004 (collectively referred to as the “Prior Plan”). All amounts deferred after December 31, 2004 shall be governed exclusively under the provisions of this Plan document.
ARTICLE I
Definitions
     1.01 Administrative Committee shall mean the committee appointed pursuant to Article VII of the Plan.
     1.02 Adoption Agreement shall mean the initial written agreement between a Participant and the Bank, whereby a Participant agrees to defer a portion of his or her Compensation pursuant to the provisions of the Plan, and the Bank agrees to make payments in accordance with the provisions of the Plan.
     1.03 Bank shall mean the Federal Home Loan Bank of Dallas.
     1.04 Beneficiary shall mean any person, persons, or entities designated by a Participant to receive benefits hereunder upon the death of such Participant.
     1.05 Benefit Account shall mean the account(s) maintained on the books of the Bank for each Participant pursuant to Section 5.01 hereof. The Administrative Committee shall establish subaccounts necessary to account for Stated Deferrals on a class year basis.
     1.06 Board means the Board of Directors of the Federal Home Loan Bank of Dallas.

     1.07 Code shall mean the Internal Revenue Code of 1986, as amended.
     1.08 Compensation shall mean (a) the total amount of all base salary payments made by the Bank to an employee for services rendered by the employee to the Bank; and (b) the total amount of all Variable Pay Program award payments made by the Bank to an employee. Compensation shall not include employee expense reimbursements, contributions made by the Bank under the Plan, payments made by the Bank for group life insurance, long-term disability insurance, medical insurance and like benefits, or contributions made by the Bank under any employee benefit plan the Bank maintains. Any deferred compensation payments under this Plan shall not be deemed salary or other compensation to the Participant eligible for the computation of benefits which he or she may be entitled to under the defined benefit plan, defined contribution plan, or other arrangement of the Bank for the benefit of its employees. The deferred compensation payments are compensation for all other purposes as per the regulations promulgated by the Internal Revenue Service under its applicable code sections.
     1.09 Determination Date shall mean the last day of the Plan year or more frequently as determined by the Administrative Committee, which may include daily valuations of the Benefit Account.
     1.10 Disability means the Participant is unable to continue employment by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. For purposes of this Plan, the determination of Disability shall be made in the sole and absolute discretion of the Administrative Committee.
     1.11 Highly Compensated Employees shall mean all employees of the Bank who are designated as Highly Compensated Employees by the Administrative Committee. A person designated as a Highly Compensated Employee shall remain so until such designation is revoked by the Administrative Committee, in its sole discretion.
     1.12 Hardship shall mean severe financial hardship to a Participant resulting from (1) the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code), (2) loss of the Participant’s property due to casualty or (3) other similar extraordinary and unforeseeable circumstances arising as a result of an event beyond the control of the Participant. The need to send a Participant’s child to college or the desire to purchase a home shall not be considered emergencies for purpose of this Plan. Any early withdrawal by reason of Hardship shall be limited to the amount necessary to meet the stated financial emergency.
     1.13 Participant shall mean a Highly Compensated Employee of the Bank who has enrolled in the Plan by completing an Adoption Agreement.
     1.14 Plan Year shall mean the twelve-month period on which the Plan records are kept, which shall begin on January 1 of one year and end on December 31 of the same year.
     1.15 Qualified Plan shall mean the qualified defined contribution plan (Pentegra Defined Contribution Plan for Financial Institutions) maintained by the Bank which qualifies under Internal Revenue Code 401(a).
     1.16 Service shall mean the period of continuous service with the Bank calculated from the Participant’s most recent date of employment by the Bank to date of Termination of Employment with the Bank.
     1.17 Stated Deferral shall mean the amount of Compensation the Participant agrees to defer in the Adoption Agreement, and on subsequent annual Plan election forms.
     1.18 Termination of Employment shall mean the Participant’s ceasing to be employed by the Bank for any reason whatsoever, voluntary or involuntary, including by reason of death, or Disability. The Participant’s employment shall not be deemed to be terminated by reason of an approved leave of absence granted in accordance with Bank policy under uniform rules applied in a nondiscriminatory manner.
ARTICLE II
Eligibility and Participation
     2.01 Participation. From time to time the Administrative Committee, in its sole discretion, may designate those Highly Compensated Employees to whom the opportunity to participate in the Plan shall be extended.
     2.02 Enrollment Requirements. A Highly Compensated Employee in the Plan may enroll in the Plan by (a) entering into an Adoption Agreement with the Bank, which shall specify the amount of deferral and form and timing of payment of his or her Benefit Account and (b) completing such other forms and furnishing such other documents as the Bank may require.
     2.03 Enrollment Time Period. A newly hired employee who is designated by the Administrative Committee as a Highly Compensated Employee must execute the Adoption Agreement within the thirty (30) day period immediately following the first date of employment. All other elections to defer must be made no later than December 31 prior to the Plan Year with respect to which the election applies.
     2.04 Failure of Eligibility. A Participant shall cease to be a Participant at Termination of Employment (unless the Participant qualifies for benefits set forth in Article VI), or upon revocation by the Administrative Committee of the Participant’s status as a Highly Compensated Employee. A person who ceases to be a Participant during the Plan Year will have no further right to defer Compensation. Amounts previously deferred by such Participant shall continue to be held pursuant to the terms of this Plan.
ARTICLE III
Participant Compensation Deferral
     3.01 Initial Deferral. Any employee designated as a Highly Compensated Employee who desires to participate in the Plan must execute the Adoption Agreement within the thirty (30) day period immediately following such designation and elect to defer a portion of his or her Compensation earned and payable on or after the date of such election and before the commencement of the pay period in which the election becomes effective.
     3.02 Subsequent Deferrals. Subsequent to the initial deferral provided for in Section 3.01 above, any election to defer Compensation hereunder shall be made no later than the December 31 prior to the Plan Year with respect to which the election applies.
     3.03 Procedure for Deferral. The Highly Compensated Employee shall make the election provided for in Sections 3.01 and 3.02 above by executing the Adoption Agreement in the form provided by the Bank. The Adoption Agreement shall set forth the Highly Compensated Employee’s Stated Deferral. After the initial Stated Deferral, the election shall be made on a separate document provided by the Bank for that purpose. The amount deferred shall be subtracted from the Compensation otherwise payable to the Participant during the year of the deferral.
     3.04 Schedule A Stated Deferral. Schedule A Stated Deferral shall mean a voluntary Participant deferral that is not payable until Termination of Employment. The minimum required deferral is $83.33 per pay period if only deferring to a Schedule A Stated Deferral account, or a minimum of $41.67 to the Schedule A Stated Deferred if an equal or greater amount is being deferred into a Schedule B Stated Deferral account.
     3.05 Schedule B Stated Deferral. Schedule B Stated Deferral shall mean a voluntary Participant deferral for the Plan Year that is deferred until a specific date. The specified date of payment must be at least twelve (12) months from the last day of the Plan Year. Contemporaneous with a Schedule B Stated Deferral, the Participant must also specify the date and form of distribution in the Adoption Agreement. The minimum required deferral is $83.33 per pay period if only deferring to a Schedule B Stated Deferral account, or a minimum of $41.67 to the Schedule B Stated Deferred if an equal or greater amount is being deferred into a Schedule A Stated Deferral account.
     3.06 Election to Defer Irrevocable; Exceptions. Except as otherwise provided herein, a Participant’s election to defer Compensation for a particular Plan Year shall be irrevocable. If the Participant receives a distribution due to Hardship under Section 6.04 of this Plan or if the Participant makes a “hardship withdrawal” under the Qualified Plan, the Participant’s election to defer Compensation for that Plan Year will terminate and no further deferrals will be permitted for the remainder of the Plan Year. A Participant is permitted to rescind his or her deferral election for the 2005 Plan Year so long as the Participant files a request for rescission with the Administrative Committee prior to December 31, 2005 and all amounts subject to rescission are included in the Participant’s taxable income for the 2005 taxable year.
ARTICLE IV
Bank Contributions
     4.01 Bank Contributions. For each Plan Year, the Bank shall make an addition to each Participant’s Benefit Account of a monthly matching contribution in an amount based on the following schedule:

1st year of Service	=	no Bank match

2nd and 3rd years of Service	=	100% match on 3% of monthly salary contributed to the Plan reduced by 3% of the Participant’s monthly eligible compensation, as defined under the Qualified Plan.

4th and 5th years of Service	=	150% match on 3% of monthly salary contributed to the Plan reduced by 4.5% of the Participant’s monthly eligible compensation, as defined under the Qualified Plan.

6 or more years of Service	=	200% match on 3% of monthly salary contributed to the Plan reduced by 6% of the Participant’s monthly eligible compensation, as defined under the Qualified Plan.
     The Bank will make the above-referenced matching contribution with respect to each Participant except to the extent prohibited or limited by law in which case no such contribution shall be made and any matching contributions previously made which are prohibited or limited by such law shall be forfeited and returned to the Bank. The amount of the matching Bank contribution added to the Participant’s Benefit Account is solely dependent on the Participant’s length of Service.
     4.02 Designation of Bank Contributions to Stated Deferral Benefit Account. The Plan shall require the Bank to first place matching contributions into the Participant’s Schedule A Benefit Account as calculated in Section 4.01, with the residual, if any, placed in the Participant’s Schedule B Benefit Account.
ARTICLE V
Participant Benefit Account and Vesting
     5.01 Benefit Account. The Bank shall establish a Benefit Account on its books for each Participant, and shall credit to each Participant’s Benefit Account the following amounts at the times specified:
          (a) The Schedule A and Schedule B Stated Deferrals that the Participant has previously deferred or elects to defer pursuant to Section 3.04 and Section

3.05 of the Plan, credited as of the date the Participant would otherwise have received the Compensation.
          (b) The amount of the Bank matching contribution for each Participant as set forth in Section 4.01 of the Plan.
          (c) As of the last day of each calendar quarter, an amount equal to the earnings attributable to the Participant’s Benefit Account. Benefit Account earnings will be determined based upon the investment return attributable to the deemed investments selected by the Participant based upon the Mutual Fund Array provided by the Bank.
A Participant’s Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s Benefit Account shall not constitute or be treated as a trust fund of any kind. All benefits payable under this Plan shall be paid as they become due and payable by the Bank out of its general assets. Provided, the Bank may establish and/or continue a grantor trust as defined in Section 671 of the Code to provide a source of funding for amounts deferred under the Plan.
     5.02 Determination of Benefit Account. Each Participant’s Benefit Account as of each Determination Date shall consist of the balance of the Participant’s Benefit Account as of the immediately preceding Determination Date, plus the amounts required to be credited to such account by the Bank pursuant to Section 5.01 less the amount of all distributions, if any, made from such Benefit Account since the immediately preceding Determination Date. The Administrative Committee shall determine the Participant deferrals and matching Bank contributions to the Participant’s Benefit Account(s) on the basis of the Plan Year.
     5.03 Statement of Benefit Account. The Administrative Committee shall provide each Participant, a statement in such form as the Administrative Committee deems desirable setting forth the balance to the credit of such Participant in his or her Benefit Account(s) as of the Determination Date.
     5.04 Vesting of Benefit Account. All Compensation deferred by a Participant and the related matching Bank contributions to the Benefit Account(s) shall be one hundred percent (100%) vested at all times.

ARTICLE VI
Payment of Benefits
     6.01 Schedule A Benefits Upon Termination of Employment Prior to Age 45. The Schedule A Benefit Account balance shall be payable to the Participant, or his or her Beneficiary, in a lump sum cash payment within ninety (90) days from the date of Termination of Employment.
     6.02 Schedule A Benefits Upon Termination of Employment At Age 45 or Older. The Participant may, at the time of deferral, elect to have the Schedule A Stated Deferral Benefit Account payable to the Participant as follows:
          (a) In the form of annual installments for a period of from two (2) to twenty (20) years payable on January 31 of each year immediately following Termination of Employment, or as a deferred vested benefit with payments to begin at a designated later calendar date; or
          (b) In a lump sum cash payment within ninety (90) days from the date of Termination of Employment.
     A Participant may change the form of payment previously elected by filing a request with the Administrative Committee at least twelve months prior to the date of Termination of Employment. Any request to change in the form of payment will not take effect for twelve months following the date it is received by the Administrative Committee and the first payment with respect to which this election is made will be deferred for a period of five years from the date such payment would otherwise have been made.
     6.03 Schedule B Benefits. The Participant may, at the time of deferral, elect to receive the Schedule B Stated Deferral as follows:
          (a) to have each annual Stated Deferral amount for that Plan Year, plus any earnings thereon, paid in a lump sum on a specific calendar date. The date of this payment must be, at a minimum, twelve (12) months after the end of the Plan Year in which Schedule B amounts were deferred.
          (b) to have the Stated Deferral amount for that Plan Year, plus any earnings thereon, paid in annual installments for a period of from two (2) to four (4) years commencing on a specific calendar date. The date of the first payment must be, at a minimum, twelve (12) months after the end of the Plan Year in which the Schedule B amounts were deferred.
     A Participant may postpone the payment of a Schedule B Stated Deferral to a date that is later than the date originally specified on the deferral election form if the payment date is at least five years later than originally scheduled and the request to postpone is filed with the Administrative Committee at least twelve months prior to the date the payment was originally scheduled to be made.
     In addition to election options (a) and (b), the Participant may also, at the time of deferral, designate a contingent lump sum distribution option that is effective only in the event the Participant’s employment is terminated, for any reason, prior to the scheduled distribution date(s) selected in options (a) or (b). If so designated on the applicable election form, the total Schedule B Stated Deferral Benefit Account balance will be payable to the Participant in a lump sum cash payment within ninety (90) days from the date of Termination of Employment.
     6.04 Hardship Distribution. The Administrative Committee may, in its sole discretion, upon finding that the Participant has suffered or is suffering a Hardship, distribute to such Participant all or a portion of his or her Benefit Account under the Plan. The amount distributed will be limited to the amount the Administrative Committee determines is necessary to meet the stated financial emergency and shall be drawn from the portion of the Benefit Account attributable to Schedule B Stated Deferrals prior to other components of the Benefit Account. Distributions pursuant to Hardship may include Benefit Account earnings depending upon whether all or a portion of the Benefit Account is required to satisfy the Hardship.
     6.05 Bank Obligations and Source of Payments. All benefits payable under this Plan shall be paid as they become due and payable by the Bank out of its general assets and are subject to the claims of Bank’s general creditors. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of the Participants or create any fiduciary relationship between the Bank and the Participants or their beneficiaries. To the extent that any person acquires a right to receive benefits under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Bank.

     6.06 Recipients of Payments: Designation of Beneficiary. All payments to be made by the Bank shall be made to the Participant, if living. In the event of a Participant’s death prior to receipt of all benefit payments, all subsequent payments to be made under the Plan shall be to the Beneficiary or Beneficiaries of the Participant. Each Participant shall file with the Bank a designation of Primary Beneficiary and Secondary Beneficiary to whom the Participant’s interest under the Plan shall be paid in the event of death. The initial designation of Beneficiary shall be made in the Participant’s initial Adoption Agreement. Such designation may be changed by the Participant at any time without the consent of any previously designated Beneficiary. In the absence of an effective Beneficiary designation as to any portion of a Participant’s interest under the Plan, such amount shall be paid to the Participant’s personal representative, but if the Bank believes none has been appointed within six months after the Participant’s death, the Bank may direct that such amount shall not be paid until a personal representative has been appointed or may direct that such amount be paid to the Participant’s surviving spouse, or if there is none, to the Participant’s surviving children and issue of deceased children by right of representation, or there be none, the Participant’s surviving parents and if none, according to the laws of descent and distribution of the State of Texas. In the event a benefit is payable to a minor or person declared incompetent or a person incapable of handling the disposition of his property, the Administrative Committee may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or person. The Administrative Committee may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.
ARTICLE VII
Administration
     7.01 Administrative Committee. The Plan shall be administered by the Administrative Committee in accordance with its terms and purposes and in compliance with Section 409A of the Code. The Board shall appoint the Administrative Committee, which shall consist of three (3) or more persons to act on behalf of the Bank. Interpretation by the Administrative Committee shall be final and binding upon a Participant. The Administrative Committee shall select the Highly Compensated Employees eligible to participate in the Plan and shall be responsible for administration of the Plan in accordance with the terms and provisions herein.

     7.02 Claims Procedure.
          (a) All claims shall be filed in writing by the Participant, his or her Beneficiary or authorized representative of the claimant, by completing such procedures as the Administrative Committee shall require. Such procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.
          (b) If a claim is denied, notice of denial shall be furnished by the Administrative Committee to the claimant within ninety (90) days after receipt of the claim by the Administrative Committee, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the Participant or Beneficiary and the extension shall not exceed ninety (90) days.
          (c) The Administrative Committee shall provide adequate notice, in writing, to any claimant whose claim has been denied, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary for the claimant to perfect his or her claim and any explanation of why such material or information is necessary, all written in a manner calculated to be understood by the claimant. Such notice shall include appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review. The claimant or the claimant’s authorized representative must request such review within the reasonable period of time prescribed by the Administrative Committee. In no event shall such period of time be less than sixty (60) days. A decision on review shall be made not later than sixty (60) days after the Bank’s receipt of the request for review. If special circumstances require further extension of time for processing, a decision shall be rendered not later than one hundred twenty (120) days following the Bank’s receipt of the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be furnished to the claimant. Such decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE VIII
Miscellaneous
     8.01 Employment Not Guaranteed by Plan. Neither the Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as a Highly Compensated Employee or as an employee of the Bank for any period of time.
     8.02 Amendment and Termination. The Board may, at any time, amend or terminate the Plan. Unless the Plan is terminated by the Board in a manner that complies with Plan termination limitations of IRC Section 409A and regulations promulgated thereunder, Plan termination shall be limited to ceasing prospective deferrals, the Plan will continue in effect with respect to prior deferrals and the Bank shall distribute to the Participant or a Participant’s Beneficiary, the Participant’s Benefit Account in accordance with the terms of the Plan and the distribution elections in effect on the date of Plan termination. A notice of termination amendment shall be provided in writing to all Participants.
     8.03 Assignment of Benefits. No Participant or Beneficiary shall have the right to assign, transfer, hypothecate, encumber, or anticipate his or her interest in any benefits under this Plan, nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment of any claim against the Participant or his or her Beneficiary. In the event of an attempted assignment or transfer, the Bank shall have no further liability hereunder.
     8.04 Disposition of Unclaimed Payments. Each Participant must file with the Bank from time to time in writing his or her post office address and each change of post office address. The communication, statement, or notice addressed to a Participant at the last post office address filed with the Bank, or if no address is filed with the Bank, then at the last post office address as shown on the Bank’s records, will be binding upon Participant and his or her beneficiaries for all purposes of the Plan. The Bank shall not be required to search for or locate a Participant or his or her Beneficiary.
     8.05 Taxes. The Bank shall deduct from all payments made hereunder all applicable federal and state taxes required by law to be withheld from such payments.

     8.06 Independence of Benefits. The benefits payable under this Plan shall be independent of, and in addition to, any other benefits or compensation whether by salary or however characterized.
     8.07 GOVERNING LAW. THIS PLAN IS INTENDED TO CONSTITUTE AN UNFUNDED PLAN FOR A SELECT GROUP OF MANAGEMENT OR HIGHLY COMPENSATED EMPLOYEES AND RIGHTS THEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS. THE BANK IS A GOVERNMENTAL ENTITY AND THIS PLAN IS NOT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.
     8.08 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Administrative Committee shall be made in writing and in such form as the Administrative Committee shall prescribe. Such communication shall be effective upon mailing, if sent by first class letter, postage pre-paid, and addressed to the Bank’s offices as follows:
Attention: Deferred Compensation Administrative Committee
Federal Home Loan Bank of Dallas
8500 Freeport Parkway, Suite 600
Irving, Texas 75063-2547
     8.09 Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.
     8.10 Binding Agreement. The provisions of this Plan shall be binding upon the Participants and the Bank and their respective successors, assigns, heirs, executors, and beneficiaries.
     This Deferred Compensation Plan of Federal Home Loan Bank of Dallas reflects the governing provisions of the Plan approved by the Board of Directors on October 27, 2005 and has been amended and restated to incorporate a revision to Article IV as adopted and approved by the Board of Directors on December 14, 2005.

Bank:

FEDERAL HOME LOAN BANK OF DALLAS

	By:	/s/ Timothy J. Heup

Corporate Officer
ATTEST:

/s/ Karen A. Krug

Corporate Secretary